EXHBIT 99
Contact: Michelle Sullivan
(617) 368-5165
BOSTON BEER REPORTS
FIRST QUARTER 2010 RESULTS
BOSTON, MA (5/5/2010) — The Boston Beer Company, Inc. (NYSE: SAM) reported a first quarter core product depletions increase of approximately 14% as compared to the first quarter of 2009. Net income for the first quarter was $6.3 million, or $0.44 per diluted share, an increase of $4.9 million, or $0.34 per diluted share, from the first quarter of 2009, primarily as a result of increased core shipment volume, partially offset by increased investments in advertising and expansion of the Company’s sales force. Depletions growth was attributable to Samuel Adams® Seasonals, Twisted Tea® and Samuel Adams Boston Lager®. Net revenue for the first quarter of 2010 was $94.0 million, an increase of $12.9 million, or 16%, over the same period last year, mainly due to core shipment volume gains, with minor improvements in pricing, partially offset by a decrease in non-core revenue of $3.6 million, due to the termination of the Packaging Services Agreement with Diageo North America, Inc. in May 2009.
Jim Koch, Chairman and Founder of the Company, commented, “Our wholesaler and sales force execution in the quarter propelled us to a record first quarter for depletions. The introduction of our new spring seasonal, Samuel Adams® Noble Pils, and our 25th anniversary celebration were both successful in driving retail execution and drinker trial, while also allowing us to expand promotional activity. We achieved depletions growth of approximately 14% during the quarter, which benefited from an easy comparison to the first quarter in 2009. We continue to face increased competition from expanded distribution of domestic specialty brands and regional craft brands, but are optimistic on our prospects. We are happy with our sales execution, our brand strength and our position within the craft category and remain positive about the future of craft beer.”
Key highlights of the first quarter were:
•	Depletions grew 14% for the quarter versus the prior year.

•	Gross margins improved to 51% versus 47% in the prior year.

•	Total advertising, promotional and selling expenses increased by $3.2 million from the prior year as the Company increased its investment behind its brands.

•	Estimated earnings per diluted share for 2010 increased from a range of $2.35 to $2.65 to a range of $2.65 to $2.95, based on strong first quarter results, an improved business outlook, a lower projected full year tax rate and the impact of share repurchases to date.
Martin Roper, the Company’s President and CEO, stated, “Since the end of the first half of 2009, we have seen an improvement in the trends of our brands. First quarter 2010 depletions growth benefited from the weak performance in the first quarter of 2009, which was down 6% compared to the first quarter of 2008. We believe it is unlikely that depletions will continue at the first quarter growth rate for the remainder of the year, but we are working hard to maintain these trends by adding investment behind key programs and modifying our plans based on what we believe worked well during the first quarter. We continued to increase our investments in media advertising and our sales force during the quarter, and we remain prepared to forsake some earnings in the short term in order to make appropriate investments in brand-building activities to position us well for future growth.”
1st Quarter Results
Core shipment volume for the three months ended March 27, 2010 was approximately 454,000 barrels, a 19% increase versus the same period in 2009. The increase in shipments for the quarter is due to double-digit increases in Samuel Adams® Seasonals, Twisted Tea® and Samuel Adams Boston Lager®. Total Company depletions in the first quarter increased 14%, driven by double-digit increases in Samuel Adams® Seasonals, due to the introduction of Samuel Adams® Noble Pils, and Twisted Tea®, as well as high single-digit growth in Samuel Adams Boston Lager®. The Company believes that wholesaler inventory levels at March 27, 2010 were at appropriate levels.
Bill Urich, Boston Beer Company CFO, said, “Our first quarter 2010 gross margin of 51% represented a 4 percentage point increase from the 47% gross margin realized in the first quarter of 2009. The increase was due primarily to the impact of lower margin contract production for Diageo North America, Inc. in the first quarter of 2009 and pricing increases of just under 2%. First quarter margins are lower than our full year target of 54% due to the negative impact of volume seasonality on gross margins per barrel in the first quarter.”
The Company’s net income of $6.3 million, or $0.44 per diluted share, for the three months ended March 27, 2010 represented an increase of $4.9 million, or $0.34 per diluted share, from the same period last year. The increase is primarily due to increased core shipment volume, partially offset by increased advertising, promotional and selling expenses. Advertising, promotional and selling expenses increased by $3.2 million during the quarter as compared to the prior year, primarily as a result of increased investments in advertising and increases in salary and benefit costs related to the addition of sales personnel. General and administrative costs decreased by $0.4 million during the quarter as compared to the prior year, primarily as a result of the reversal of stock compensation expense for an option that did not vest that was only partially offset by increases in salaries and benefits and legal fees. The first quarter of 2009 included $0.6 million in impairments of long-lived assets at the Pennsylvania Brewery resulting from the replacement of equipment that was not yet fully depreciated in order to improve the efficiencies of the brewery. The Company’s effective tax rate for the first quarter of 2010 decreased to 39% from the first quarter 2009 rate of 51% as a result of higher pretax income but with no corresponding increase in nondeductible expenses. The Company has reduced its expected full year tax rate from 42% to 40%.

Other matters
Year-to-date depletions through April 2010 are estimated by the Company to be up approximately 14% from the same period in 2009. The Company believes this comparison benefited from the weak depletions in the comparable 2009 period, strong wholesaler and sales force execution in the first four months of 2010, and the introduction of Samuel Adams® Noble Pils in 2010. These depletions trends may not be indicative of prospects for the balance of the year, where the future comparisons are more difficult and no major new product introductions are currently planned.
Shipments and orders in-hand suggest that core shipments year-to-date through May 2010 will be up approximately 14% compared to the same period in 2009. Actual shipments may differ and no inferences should be drawn with respect to shipments in future periods.
Based on information of which the Company is currently aware, the Company is increasing its projected 2010 earnings per diluted share range to $2.65 to $2.95. The Company currently projects full year depletions growth of between 6% and 8%, based on its analysis of year-to-date depletions versus 2009 and 2008. The Company continues to believe that the current competitive pricing environment is very challenging and projects full year price increases of between 1% and 2% through minor price optimizations, as the competitive environment permits, but there can be no assurances that the Company will be able to achieve these planned revenue per barrel increases. The Company continues to forecast cost stability for packaging and ingredients and currently believes that full year 2010 gross margins will be approximately 54%. The Company is committed to trying to grow market share and to maintain volume and healthy pricing, and is prepared to invest to accomplish this, even if this causes short term earnings decreases.
The Company continues to evaluate 2010 capital expenditures and, based on current information, now expects them to be between $10.0 million and $20.0 million, most of which relate to continued investments in the Pennsylvania Brewery, as the Company pursues further efficiency initiatives and equipment upgrades. The actual amount spent may well be different from these estimates as the Company continues to analyze its investment opportunities. In addition, higher volumes than currently expected could require additional keg purchases that are not included in these estimates.
The Company expects that its cash balance as of March 27, 2010 of $38.7 million, along with future operating cash flow and the Company’s unused line of credit of $50.0 million, will be sufficient to fund future anticipated cash requirements. The Company continues to be in compliance with all of the covenants under its credit facility.
During the three months ended March 27, 2010, the Company repurchased approximately 287,400 shares of its Class A Common Stock for a total cost of $13.5 million. On March 4, 2010, the Board of Directors approved an increase of $25.0 million to the previously approved $140.0 million share buyback expenditure limit for a new limit of $165.0 million. From March 28, 2010 through April 30, 2010, the Company repurchased an additional 84,400 shares of its Class A Common Stock for a total cost of $4.5 million. Through April 30, 2010, the Company has repurchased a cumulative total of approximately 9.0 million shares of its Class A Common Stock for an aggregate purchase price of $139.1 million. The Company has approximately $25.9 million remaining on the $165.0 million share buyback expenditure limit set by the Board of Directors. As of April 30, 2010, the Company had 9.9 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.
The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.
Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only about nine-tenths of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 26, 2009 and December 27, 2008. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.
Wednesday, May 5, 2010

THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)
Operating Results:
     (in thousands, except per share data)

	(unaudited)
	Three Months Ended
	March 27,	March 28,
	2010	2009

Barrels sold	457	514

Revenue	$102,470	$88,331
Less excise taxes	8,440	7,258

Net revenue	94,030	81,073
Cost of goods sold	46,136	43,028

Gross profit	47,894	38,045
Operating expenses:
Advertising, promotional and selling expenses	29,137	25,893
General and administrative expenses	8,453	8,807
Impairment of long-lived assets	—	553

Total operating expenses	37,590	35,253

Operating income	10,304	2,792
Other income (expense), net:
Interest income	2	15
Other expense, net	(1)	(21)

Total other income (expense), net	1	(6)

Income before income taxes	10,305	2,786
Provision for income taxes	4,045	1,420

Net income	$6,260	$1,366

Net income per common share — basic	$0.45	$0.10

Net income per common share — diluted	$0.44	$0.10

Weighted-average number of common shares — basic	13,959	14,078

Weighted-average number of common shares — diluted	14,373	14,305

Consolidated Balance Sheets:
     (in thousands, except share data)

	(unaudited)
	March 27,	December 26,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$38,664	$55,481
Accounts receivable, net of allowance for doubtful accounts of $256 and $199 as of March 27, 2010 and December 26, 2009, respectively	24,471	17,856
Inventories	28,744	25,558
Prepaid expenses and other assets	10,182	9,710
Deferred income taxes	4,425	4,425

Total current assets	106,486	113,030

Property, plant and equipment, net	144,908	147,021
Other assets	1,486	1,508
Goodwill	1,377	1,377

Total assets	$254,257	$262,936

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$19,217	$25,255
Accrued expenses	49,661	48,531

Total current liabilities	68,878	73,786
Deferred income taxes	13,439	13,439
Other liabilities	3,823	2,556

Total liabilities	86,140	89,781

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,967,491 and 10,142,494 issued and outstanding as of March 27, 2010 and December 26, 2009, respectively	100	101
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	113,898	111,668
Accumulated other comprehensive loss, net of tax	(359)	(359)
Retained earnings	54,437	61,704

Total stockholders’ equity	168,117	173,155

Total liabilities and stockholders’ equity	$254,257	$262,936

Consolidated Statements of Cash Flows:
     (in thousands)

	(unaudited)
	Three Months Ended
	March 27,	March 28,
	2010	2009
Cash flows (used in) provided by operating activities:
Net income	$6,260	$1,366
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,205	4,197
Impairment of long-lived assets	(2)	553
Loss on disposal of property, plant and equipment	1	—
Bad debt expense	57	37
Stock-based compensation	(121)	696
Excess tax (benefit) deficit from stock-based compensation arrangements	(1,031)	33
Changes in operating assets and liabilities:
Accounts receivable	(6,672)	1,062
Inventories	(3,186)	(4,721)
Prepaid expenses and other assets	(485)	2,575
Accounts payable	(6,038)	2,133
Accrued expenses	2,181	(7,645)
Other liabilities	1,267	(162)

Net cash (used in) provided by operating activities	(3,564)	124

Cash flows used in investing activities:
Purchases of property, plant and equipment	(2,076)	(5,177)

Net cash used in investing activities	(2,076)	(5,177)

Cash flows (used in) provided by financing activities:
Repurchase of Class A Common Stock	(13,530)	—
Proceeds from exercise of stock options	735	43
Excess tax benefit (deficit) from stock-based compensation arrangements	1,031	(33)
Net proceeds from sale of investment shares	587	114

Net cash (used in) provided by financing activities	(11,177)	124

Change in cash and cash equivalents	(16,817)	(4,929)

Cash and cash equivalents at beginning of period	55,481	9,074

Cash and cash equivalents at end of period	$38,664	$4,145

Supplemental disclosure of cash flow information:
Income taxes paid	$205	$19

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com